EXHIBIT 10.6

SECOND REVISED AND RESTATED

DIRECTORS COMPENSATION PLAN

OF

CAPITALSOUTH BANCORP

Section 1. Purpose. The purpose of this Directors Compensation Plan (this “Plan”) is to provide for the members of the Board of Directors of CapitalSouth Bancorp (heretofore known as Financial Investors of the South, Inc.), a Delaware corporation (the “Company”), and members of the boards of directors of its bank and other significant subsidiaries (“Significant Subsidiaries”), to receive their director’s fees in common stock of the Company (“Common Stock”).

Section 2. Terms of Plan. Each member of the Board of Directors of the Company and its Significant Subsidiaries (each, a “Director”) shall receive a fee (a “Director’s Fee”) for attending meetings of the Board of Directors and for attending meetings of committees thereof equal to a certain number of shares of Common Stock, which number shall be established from time to time by the Board of Directors of the Company, in consultation with the Board of Directors of each of its Significant Subsidiaries with respect to awards to members of such other boards of directors, (the “Share Amount”). The number of shares received by such Director shall equal the Share Amount. In the event the Company determines that it is not appropriate to issue the Share Amount, the Director’s Fee shall be payable in cash, the amount of cash received by such Director shall be derived by multiplying the Share Amount by the fair market value of each share of the Common Stock as determined by the Board of Directors of the Company from time to time in its sole and absolute discretion. The Common Stock issued pursuant to this Plan may be either treasury stock or original issue Common Stock. No director shall have the right under this Plan to pay additional consideration to the Company to obtain shares of Common Stock.

Section 3. Director’s Fees Taxable as Ordinary Income. All Director’s Fees issued pursuant to this Plan, including, without limitation, any Common Stock, are required to be included in the gross income of the Directors receiving such fees under the Internal Revenue Code of 1986, as amended, and any Director shall acknowledge the same upon request of the Company.

Section 4. Resale Limitations. Securities issued pursuant to this Plan are deemed to be “restricted securities” as defined in Rule 144 promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Such securities have not been registered under the Securities Act or under the securities laws of any state. All resales of such securities must be in compliance with the registration requirements of the Securities Act and any applicable state securities laws or an exemption therefrom. Common Stock issued pursuant to this Plan shall bear appropriate legends.

Section 5. Compliance with Laws. This Plan is intended to comply with the requirements set forth in Rule 701 of the SEC and any other applicable regulations and laws. Accordingly, the officers of the Company will be authorized to take such action as may be necessary to keep this Plan in compliance with such regulations or laws, which steps may include, without limitation, amending this Plan. Each Director, by participating in this Plan, (i) acknowledges and agrees that such Director is acquiring the securities issued to such Director under this Plan, if any, for his or her own account and for investment only and not with a view to distribution, (ii) agrees to cooperate in any actions deemed necessary by the Company with respect to the administration of this Plan, and (iii) acknowledges that such Director has full access to all material information regarding the business and financial condition of the Company and the Significant Subsidiaries.

Section 6. Amendment and Termination. This Plan may be amended or terminated at any time by the Company upon notice to the Directors. The Directors have no vested rights under this Plan.